Exhibit 99.1

  Itron Announces Strong Fourth Quarter and Record Full-Year Results

    Sets Records for Backlog and Full-Year Revenue, Cash Flows from
                      Operations and Non-GAAP EPS


    LIBERTY LAKE, Wash.--(BUSINESS WIRE)--Feb. 13, 2007--Itron, Inc. (NASDAQ:ITRI), today reported financial results for its fourth quarter and full-year ended December 31, 2006. Highlights include:

    -- Quarterly and full-year revenues of $160 million and $644 million;

    -- Quarterly and full-year new order bookings of $211 million and $652 million;

    --  Quarterly and full-year GAAP diluted EPS of $.28 and $1.28;

    -- Quarterly and full-year non-GAAP diluted EPS of $.56 and $2.39; and

    --  Full-year cash flows from operations of $95 million.

    "2006 was a banner year for Itron," said LeRoy Nosbaum, chairman and CEO. "We set new records for revenue, backlog, non-GAAP earnings per share and cash flow from operations. We delivered results to our shareholders while continuing to build a platform to drive growth."

    Full-Year Financial Summary:

    Revenue was $644 million, an increase of 16.5% over 2005 revenue of $553 million. Gross margin of 41.5% in 2006 was lower than gross margin of 42.3% in 2005 due primarily to an increase in lower margin installation revenue in 2006.

    We report operating income, net income and earnings per share
(EPS) on a GAAP basis and on a non-GAAP basis. The non-GAAP measures are described below and are reconciled to their most directly comparable GAAP measures in the accompanying financial information. GAAP net income and diluted EPS for 2005 included tax benefits of approximately $14 million related to the restructuring of certain foreign operations and prior year research and development credits. These tax benefits are not reflected in non-GAAP measures of net income or EPS. Operating income, net income and diluted EPS in 2006 were all positively impacted by the increase in revenues. Stock based compensation in 2006 was $9.7 million compared to $739,000 in 2005. The increase in 2006 was due to the adoption of FAS 123(R) on January 1, 2006.

    -- GAAP operating income for 2006 was $61.7 million, or 9.6% of revenues. This compares to GAAP operating income of $46.2 million, or 8.4% of revenues for 2005.

    -- Non-GAAP operating income for 2006 of $101.5 million was 19% higher than the $85.5 million for 2005.

    -- GAAP net income for 2006 was a record $33.8 million, compared with $33.1 million for 2005.

    -- Non-GAAP net income for 2006 of $62.8 million was 38% higher than 2005.

    -- Despite slightly higher net income, diluted GAAP EPS of $1.28 for 2006 was less than 2005 diluted GAAP EPS of $1.33 due to increased shares outstanding in 2006.

    -- Non-GAAP diluted EPS for 2006 of $2.39 was approximately 30% higher than 2005 non-GAAP diluted EPS of $1.84.

    Q4 Financial Summary:

    Revenue was $160 million, equal to revenue in the fourth quarter of 2005 although we shipped about 250,000 fewer electricity meters in the 2006 quarter due to the substantial completion of the Progress Energy contract. Gross margin of 40.1% was slightly lower than the 40.5% in 2005 due primarily to shipments of our first-generation advanced metering infrastructure (AMI) meters, which have higher costs as expected. Quarterly GAAP net income and diluted EPS for 2005 included a tax benefit of approximately $8 million related to the restructuring of certain foreign operations. This tax benefit was excluded from non-GAAP results for 2005. 2006 operating income, net income and diluted EPS were all negatively impacted by lower margin AMI shipments as well as unplanned legal and accounting due diligence fees of $1.1 million related to an acquisition opportunity we did not complete and a $639,000 impairment charge related to our former headquarters building. Stock based compensation was $2.9 million in 2006 compared with $340,000 in 2005.

    -- GAAP operating income for 2006 was $9.2 million, or 5.8% of revenues. This compares to GAAP operating income of $16.0 million, or 10.0% of revenues for 2005.

    -- Non-GAAP operating income of $19.8 million in 2006 was approximately $6 million lower than 2005.

    -- GAAP net income for 2006 was $7.3 million compared with $16.9 million in 2005.

    -- Non-GAAP net income of $14.7 million in 2006 was approximately $1 million lower than 2005.

    -- Diluted GAAP EPS in 2006 was 28 cents per diluted share compared with 65 cents per diluted share in the 2005 period.

    -- Diluted non-GAAP EPS for the fourth quarter was 56 cents compared with 59 cents in the fourth quarter of 2005.

    "We had excellent financial results for both the quarter and the year," said Nosbaum. "Although our fourth quarter net income was slightly less than we would have liked, it was caused in part by activities that Itron will eventually benefit from, including our initial AMI product shipments and related development efforts. The AMI products were shipped at lower than normal margins because they are new, which we expected. We also incurred legal and accounting charges related to a potential acquisition opportunity that came up during the quarter. We did not complete the acquisition, but felt that evaluating the opportunity was in our best interest."

    2006 Financial Highlights:

    Revenue -- Hardware solutions revenue for the fourth quarter and full-year 2006 of approximately $144 million and $585 million, respectively was $2 million lower than the fourth quarter of 2005 but $84 million higher than the full-year 2005. Electricity metering revenue in 2006 was $8 million higher in the fourth quarter and $85 million higher in the full-year 2006 compared with 2005 due to a strategic shift toward selling new electric meters with embedded AMR. Shipments of electricity meters increased 12% in the fourth quarter and 42% for the full-year of 2006 compared with the same periods in 2005. Meter data collection (MDC) revenues decreased approximately $10 million in the fourth quarter, yet full-year 2006 revenues were comparable with 2005. The decrease in the quarter was due to lower shipments of standalone electric meter modules and related royalties due to the strategic selling shift to new electric meters with embedded AMR and lower shipments of handheld computers in the fourth quarter of 2006 offset somewhat by increased shipments of stand alone gas AMR modules. Software revenues were $2 million and $8 million higher in the quarter and full-year 2006 periods due to an increased number of software projects.

    Gross Margin -- Electricity metering gross margin of 34% was five percentage points lower in the fourth quarter of 2006 and 2 percentage points lower for the full-year than the same periods of 2005 due to a larger level of lower margin installation revenue and initial shipments of AMI products to a customer. There was no installation revenue reflected in electricity metering in the 2005 period. MDC gross margin of 46% in the fourth quarter and 45% in the full year of 2006 was six percentage points and two percentage points higher than the comparable 2005 periods due to an increased proportion of revenue associated with gas meter modules. Software solutions gross margin of 44% in the fourth quarter of 2006 was three percentage points lower and full year margins were one percentage point lower than the same periods of 2005 due primarily to the timing of completion of several projects.

    Operating Expenses -- Total operating expenses for the quarter of $55 million were approximately $6 million higher than the fourth quarter of 2005. The higher operating expenses in the quarter were primarily driven by increased research and development expenses related to our AMI initiative; unplanned legal and accounting due diligence expenses for an acquisition opportunity we pursued but did not complete; an impairment charge related to our former headquarter building which is classified as held for sale; costs associated with our corporate headquarters move; and an upgrade of our ERP system. Operating expenses for the full-year 2006 are more than $18 million higher than the full year of 2005 for the same reasons. Although operating expenses were higher in the 2006 full-year, as a percentage of revenue they decreased two percentage points from the full-year 2005.

    Stock-Based Compensation -- In the fourth quarter of 2006 total stock based compensation expense was $2.9 million, $2.7 million of which is due to the adoption of FAS 123(R). For the full-year 2006 our total stock-based compensation was $9.7 million, $8.6 million of which was due to the adoption of FAS 123(R). Stock-based compensation in the 2005 periods was $340,000 and $739,000, respectively.

    Interest and Other Income -- Interest income of $5.3 million in the fourth quarter and $9.5 million for the full-year 2006 was substantially higher than the $135,000 and $302,000 in the comparable periods of 2005. The increased interest income in the 2006 periods is due to interest earned on the investment of net proceeds from our $345 million convertible debt issuance in August of 2006. Interest expense of $5.4 million for the fourth quarter of 2006 was higher than the fourth quarter of 2005 due to interest expense and debt amortization fees associated with our outstanding convertible debt. Interest expense of $17.8 million for the full-year 2006 was lower than 2005 due primarily to repayment of variable rate debt in 2005 and early 2006.

    Income Taxes -- Our effective tax rate was 17% for the fourth quarter of 2006 and 35.4% for the full year. The effective rate for the quarter includes the annual benefit of the federal research and development tax credit which was recently renewed. Our effective rate in the fourth quarter and full year 2005 was a benefit of 37% and 20.1%, respectively. The effective rate in 2005 was impacted positively by $8.2 million and $14.1 million for the quarter and full-year related to discrete tax benefits from restructuring of certain foreign operations and the recognition of prior year research and development credits. Our non-GAAP tax rates were 27% and 34.8% for the fourth quarter and full-year 2006 compared to 32.6% and 36.4% for the fourth quarter and full-year 2005.

    New Order Bookings and Backlog -- New order bookings for the fourth quarter were $211 million compared to $149 million in the fourth quarter of 2005. New order bookings for 2006 were $652 million, compared to $655 million in 2005. Full-year 2005 new order bookings included our largest contract to date of $118 million for Progress Energy, which has been substantially completed. Our 2006 book-to-bill ratios were 1.4 for the quarter and 1.1 for the full-year. Total backlog at December 31, 2006 was $392 million compared to $324 million one year ago. Twelve month backlog at December 31, 2006 was $225 million, which is 20% higher than the $188 million in twelve-month backlog at the end of 2005.

    Cash Flow from Operations -- Net cash provided by operating activities of $95 million for the full-year 2006 was up 19% from $80 million in 2005. Earnings before interest, taxes, depreciation and amortization and non-cash stock based compensation expenses in 2006 (Adjusted EBITDA), which is used as an internal performance indicator and a measure of our ability to service debt, was $115 million for the year compared with $98 million for the full year 2005.

    Forward Looking Statements:

    This release contains forward-looking statements concerning our expectations about our operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock based compensation and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2005 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

    Business Outlook:

    The outlook information provided below and elsewhere in this release is based on information available today and does not include the effect of any pending or future acquisitions. Itron assumes no obligation to publicly update or revise our business outlook. Our future performance involves risks and uncertainties.

    For the full year 2007, we expect

    --  Revenues between $680 and $700 million;

    -- Diluted non-GAAP EPS of between $2.70 and $2.90 (excludes approximately $0.27 - $0.31 of stock-based compensation expense);

    --  Adjusted EBITDA of $130 to $135 million; and

    --  First quarter revenues between $140 and $150 million.

    Non-GAAP Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, EBITDA and Adjusted EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors' overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions and non-cash stock based compensation. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring or non-cash items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results contained in this release at 1:45 p.m. (PST) on February 13, 2007. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, "Investors -- Investor Events." The live webcast will begin at 1:45 p.m. (PST). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode # 5745059.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Nearly 3,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering, meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.

    Statements of operations, segment information, balance sheets, cash flow statements and reconciliations between GAAP and non-GAAP financial measures follow.



                              ITRON, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited, in thousands, except per share data)

                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                               ---------------------------------------
                                   2006      2005      2006      2005
                               --------- --------- --------- ---------
 Revenues
     Sales                     $147,056  $147,574  $593,990  $503,270
     Service                     12,917    12,378    50,052    49,420
                               --------- --------- --------- ---------
          Total revenues        159,973   159,952   644,042   552,690

 Cost of revenues
     Sales                       88,931    88,257   349,210   291,445
     Service                      6,831     6,841    27,390    27,624
                               --------- --------- --------- ---------
          Total cost of
           revenues              95,762    95,098   376,600   319,069
                               --------- --------- --------- ---------

 Gross profit                    64,211    64,854   267,442   233,621
 Operating expenses
     Sales and marketing         16,609    16,186    63,587    56,642
     Product development         15,358    11,942    58,774    47,077
     General and
      administrative             15,109    11,047    52,213    44,428
     Amortization of
      intangible assets           7,916     9,703    31,125    38,846
     Restructurings                   -         -         -       390
                               --------- --------- --------- ---------
          Total operating
           expenses              54,992    48,878   205,699   187,383
                               --------- --------- --------- ---------

 Operating income                 9,219    15,976    61,743    46,238
 Other income (expense)
     Interest income              5,308       135     9,497       302
     Interest expense            (5,426)   (3,664)  (17,785)  (18,944)
     Other income (expense),
      net                          (344)      (88)   (1,220)      (68)
                               --------- --------- --------- ---------
          Total other income
           (expense)               (462)   (3,617)   (9,508)  (18,710)
                               --------- --------- --------- ---------

 Income before income taxes       8,757    12,359    52,235    27,528
 Income tax (provision)
  benefit                        (1,486)    4,570   (18,476)    5,533
                               --------- --------- --------- ---------

 Net income                    $  7,271  $ 16,929  $ 33,759  $ 33,061
                               --------- --------- --------- ---------

 Earnings per share
     Basic                     $   0.28  $   0.68  $   1.33  $   1.41
                               --------- --------- --------- ---------
     Diluted                   $   0.28  $   0.65  $   1.28  $   1.33
                               --------- --------- --------- ---------

 Weighted average number of shares
  outstanding
     Basic                       25,624    24,823    25,414    23,394
     Diluted                     26,378    25,984    26,283    24,777




                             ITRON, INC.
                         SEGMENT INFORMATION

(Unaudited, in thousands)
                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                               ---------------------------------------
                                   2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenues
   Hardware Solutions
      Electricity Metering     $ 74,611  $ 66,437  $325,031  $239,763
      Meter Data Collection      69,101    79,489   260,399   261,995
                               --------- --------- --------- ---------
   Total Hardware Solutions     143,712   145,926   585,430   501,758
   Software Solutions            16,261    14,026    58,612    50,932
                               --------- --------- --------- ---------
      Total Company            $159,973  $159,952  $644,042  $552,690
                               --------- --------- --------- ---------


Gross profit
   Hardware Solutions
      Electricity Metering     $ 25,484  $ 26,163  $125,876  $ 99,386
      Meter Data Collection      31,614    32,092   116,746   112,504
                               --------- --------- --------- ---------
   Total Hardware Solutions      57,098    58,255   242,622   211,890
   Software Solutions             7,113     6,599    24,820    21,731
                               --------- --------- --------- ---------
      Total Company            $ 64,211  $ 64,854  $267,442  $233,621
                               --------- --------- --------- ---------


Operating income (loss)
   Hardware Solutions
      Electricity Metering     $ 21,192  $ 21,514  $110,262  $ 82,018
      Meter Data Collection      25,175    26,811    92,847    91,412
      Other unallocated costs    (8,879)   (7,252)  (37,048)  (25,395)
                               --------- --------- --------- ---------
   Total Hardware Solutions      37,488    41,073   166,061   148,035
   Software Solutions            (1,799)   (1,977)  (11,497)  (10,547)
   Corporate unallocated        (26,470)  (23,120)  (92,821)  (91,250)
                               --------- --------- --------- ---------
      Total Company            $  9,219  $ 15,976  $ 61,743  $ 46,238
                               --------- --------- --------- ---------


                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                               ---------------------------------------
                                   2006      2005      2006      2005
                               --------- --------- --------- ---------
Unit Shipments by Segment
   Electricity Metering
      Total Meters                1,450     1,300     6,625     4,675
      With Itron AMR                675       875     4,000     2,250
      With Other AMR                225       100       925       675

   Meter Data Collection
      AMR standalone modules      1,075     1,225     4,300     4,300
      Licensed AMR (other
       vendors' meters)              25       250       325       800

   (1)Total Units Itron with
       AMR                        1,775     2,350     8,625     7,350
      Growth in total Itron AMR
       shipments                    -24%                 17%

(1)Includes Itron meters with Itron AMR, Itron AMR standalone modules and other vendors' electronic electricity meters with Itron AMR.




                             ITRON, INC.
                     CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
                                                      December 31,
                                                   -------------------
                                                       2006      2005
                                                   --------- ---------
                            ASSETS
Current assets
    Cash and cash equivalents                      $361,405  $ 33,638
    Short-term investments, held to maturity         34,583         -
    Accounts receivable, net                        109,924   104,428
    Inventories                                      52,496    49,456
    Deferred income taxes, net                       20,916    23,194
    Other                                            17,121    10,941
                                                   --------- ---------
           Total current assets                     596,445   221,657

Property, plant and equipment, net                   88,689    77,623
Intangible assets, net                              112,682   123,293
Goodwill                                            126,266   116,032
Deferred income taxes, net                           47,400    48,955
Other                                                17,040    11,324
                                                   --------- ---------
           Total assets                            $988,522  $598,884
                                                   --------- ---------

             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
    Accounts payable and accrued expenses          $ 43,922  $ 46,215
    Wages and benefits payable                       24,214    23,732
    Current portion of debt                               -     4,376
    Current portion of warranty                       7,999     8,497
    Unearned revenue                                 27,449    22,758
                                                   --------- ---------
           Total current liabilities                103,584   105,578

    Long-term debt                                  469,324   160,186
    Project financing debt                                -     2,367
    Warranty                                         10,149     6,779
    Contingent purchase price                         5,879         -
    Other obligations                                 8,604     6,440
                                                   --------- ---------
           Total liabilities                        597,540   281,350

    Commitments and contingencies

Shareholders' equity
    Preferred stock                                       -         -
    Common stock                                    351,018   312,046
    Accumulated other comprehensive income, net       1,588       871
    Retained earnings                                38,376     4,617
                                                   --------- ---------
           Total shareholders' equity               390,982   317,534
                                                   --------- ---------
           Total liabilities and shareholders'
            equity                                 $988,522  $598,884
                                                   --------- ---------




                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
                                                 Year Ended December
                                                          31,
                                                 ---------------------
                                                      2006       2005
                                                 ---------- ----------

Operating activities
    Net income                                   $  33,759  $  33,061
    Adjustments to reconcile net income to net
     cash provided by operating activities:
         Depreciation and amortization              46,234     51,572
         Employee stock plans income tax benefits   13,547     15,146
         Excess tax benefits from stock-based
          compensation                              (9,717)         -
         Stock-based compensation                    9,689        739
         Amortization of prepaid debt fees           4,526      5,031
         Deferred income taxes, net                  1,624    (22,017)
         Other, net                                    828      2,278
Changes in operating assets and liabilities, net
 of acquisitions:
    Accounts receivable                             (3,275)   (14,183)
    Inventories                                     (1,599)    (3,997)
    Accounts payable and accrued expenses           (8,278)     4,432
    Wages and benefits payable                      (1,774)     9,282
    Unearned revenue                                 5,698        156
    Warranty                                         2,872      3,831
    Other long-term obligations                       (486)      (511)
    Other, net                                       1,125     (5,203)
                                                 ---------- ----------
         Net cash provided by operating
          activities                                94,773     79,617

Investing activities
    Purchases of investments, held to maturity    (204,995)         -
    Proceeds from the maturities of investments,
     held to maturity                              170,434          -
    Acquisitions of property, plant and equipment  (31,739)   (31,973)
    Business acquisitions, net of cash and cash
     equivalents acquired                          (21,121)         -
    Other, net                                       1,922      1,402
                                                 ---------- ----------
         Net cash used in investing activities     (85,499)   (30,571)

Financing activities
    Proceeds from borrowings                       345,000     14,800
    Payments on debt                               (42,703)  (126,196)
    Issuance of common stock                        15,250     84,727
    Excess tax benefits from stock-based
     compensation                                    9,717          -
    Prepaid debt fees                               (8,771)      (391)
    Other, net                                           -         28
                                                 ---------- ----------
         Net cash provided by (used in) financing
          activities                               318,493    (27,032)

Increase in cash and cash equivalents              327,767     22,014
Cash and cash equivalents at beginning of year      33,638     11,624
                                                 ---------- ----------
Cash and cash equivalents at end of year         $ 361,405  $  33,638
                                                 ---------- ----------




                             Itron, Inc.
                  About Non-GAAP Financial Measures


    The accompanying press release dated February 13, 2007 contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned "Reconciliations of non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures" information following.


    We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. Our executive compensation plans exclude non-cash charges related to stock option compensation expense and amortization of intangibles and non-recurring discrete cash charges that are infrequent in nature such as in-process research and development. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor's operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

    Non-GAAP operating income -- We define non-GAAP operating income as operating income minus stock-based compensation, restructuring and amortization of intangible expenses. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that were not in prior periods or are related to previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods. We believe that, given our recent adoption of SFAS 123 (R), it is difficult for investors to evaluate our GAAP results of operations on a year-over-year basis because GAAP results in 2005 did not include stock-based compensation expenses. Additionally, we believe that excluding restructuring charges and amortization of intangible assets enables management and investors to analyze trends in our operations. For example, expenses related to amortization of intangible assets has been decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs, namely stock-based compensation, that are recurring and are an important part of our employee's compensation and impacts their performance. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

    Non-GAAP net income and non-GAAP EPS -- We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets, restructuring charges, amortization of debt fees and stock-based compensation as well as the tax effects of each item. In 2005 we had tax benefits related to restructuring foreign entities and prior year research and development tax credits that we exclude from non-GAAP income as we believe the benefit was not indicative of an improvement in our core business operations. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding as of the end of each period. We consider these financial measures to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

    Adjusted EBITDA -- We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation, amortization expenses and non-cash stock-based compensation. We feel that providing this financial measure is important for management and investors to understand our ability to service our debt and measures the cash generated by our core business. Management uses Adjusted EBITDA as a performance measure for executive compensation. A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report the results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

    The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.



                             ITRON, INC.
            RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
         TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                               ---------------------------------------
                                   2006      2005      2006      2005
                               --------- --------- --------- ---------
Non-GAAP Operating Income:
    GAAP operating income      $  9,219  $ 15,976  $ 61,743  $ 46,238
        Amortization of
         intangible assets        7,916     9,703    31,125    38,846
        Restructurings                -         -         -       390
        Non-cash stock based
         compensation expense     2,702         -     8,646         -
                               --------- --------- --------- ---------
    Non-GAAP operating income  $ 19,837  $ 25,679  $101,514  $ 85,474
                               --------- --------- --------- ---------


Non-GAAP Net Income:
    GAAP net income            $  7,271  $ 16,929  $ 33,759  $ 33,061
        Amortization of
         intangible assets        7,916     9,703    31,125    38,846
        Amortization of debt
         placement fees             742       665     4,377     4,888
        Restructurings                -         -         -       390
        Non-cash stock based
         compensation expense     2,702         -     8,646         -
        Discrete tax benefits         -    (8,200)        -   (14,100)
        Income tax effect of
         non-GAAP adjustments    (3,960)   (3,778)  (15,065)  (17,529)
                               --------- --------- --------- ---------
    Non-GAAP net income        $ 14,671  $ 15,319  $ 62,842  $ 45,556
                               --------- --------- --------- ---------


                               --------- --------- --------- ---------
    Non-GAAP diluted EPS       $   0.56  $   0.59  $   2.39  $   1.84
                               --------- --------- --------- ---------

        Shares used in diluted
         EPS                     26,378    25,984    26,283    24,777
                               --------- --------- --------- ---------


Adjusted EBITDA:
    GAAP net income            $  7,271  $ 16,929  $ 33,759  $ 33,061
        Interest income          (5,308)     (135)   (9,497)     (302)
        Interest expense          5,426     3,664    17,785    18,944
        Income tax provision
         (benefit)                1,486    (4,570)   18,476    (5,533)
        Depreciation and
         amortization            11,968    12,787    46,234    51,572
        Non-cash stock based
         compensation expense     2,702         -     8,646         -
                               --------- --------- --------- ---------
    Adjusted EBITDA            $ 23,545  $ 28,675  $115,403  $ 97,742
                               --------- --------- --------- ---------

See "About non-GAAP Financial Measures" immediately preceding this table for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures and the reasons that management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.



    CONTACT: Itron, Inc.
             Deloris Duquette, 509-891-3523
             Vice President, Investor Relations and
             Corporate Communications
             deloris.duquette@itron.com